Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

RUSSELL 2000

1-YEAR

20% BUFFER WITH 5-YEAR CAP CONTROL

INDEXED STRATEGY

Crediting Strategy Endorsement

This is your Crediting Strategy endorsement for the Russell 2000 1-Year 20% Buffer with 5-Year Cap Control Indexed Strategy. It describes how Gain or Loss is calculated for this Crediting Strategy, and the terms and conditions that apply to this Strategy.

ENDORSEMENT SPECIFICATIONS

Contract Number:	[000000000]

Owner{s}:	[JOHN DOE][ & ][JANE DOE]

Index:	Russell 2000® Index

Term Length:	1 Year

Downside Protection:	20% Buffer

Upside Factor:	Cap of not less than [1%]

Endorsement Effective Date:	[November 1, 2026]

Except to the extent guaranteed in the Contract and this Endorsement, the elements used in calculating Gain or Loss from the Index are not guaranteed and can be changed by the Company. Such changes may affect the return for this Crediting Strategy. Gain or Loss calculated for this Crediting Strategy does not include the portion of returns generated by dividends from the stocks that make up the Index.

The Strategy value for the most recent Market Close and related information is available by contacting us or through our website. Further information about the calculation of the Strategy value and examples may be found in the prospectus for your annuity contract, which is not a part of the Contract.

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE RUSSELL 2000 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This endorsement is a part of your Contract. It is not a separate contract. In all cases of conflict with the other terms of the Contract, the provisions of this endorsement shall control.

Signed for us at our office as of Endorsement Effective Date.

[ ]
[ ]
[Dominic Blue]	[John P. Gruber]
[President]	[Secretary]

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Limited Availability

Initial allocations to this Strategy are only available for Terms that begin during the first Contract Year. This Strategy is only available for Terms that begin during the first five Contract Years.

Restrictions on Reallocations

At the end of any Term of this Crediting Strategy before the fifth Contract Anniversary:

1)	the value of this Strategy at the end of the Term will be applied to a new Term of this Strategy;

2)	no funds can be reallocated into this Strategy; and

3)	no funds can be reallocated from this Strategy to any other Crediting Strategy.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated as a percentage of the then remaining investment base of the Strategy for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	the amount deducted from the investment base for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term any Gain or Loss is determined based on the increase or decrease in the Russell 2000 Index since the start of the Term. This increase or decrease is expressed as a percentage of the value of the Russell 2000 Index at the start of the Term. It is measured from the Index value at the last Market Close on or before the first day of the Term to the Index value at the final Market Close of the Term. The Index value is the standard industry value of the Russell 2000 Index.

If the Russell 2000 Index has decreased, then the Loss for the Term is equal to the percentage decrease in the Index, but only to the extent such decrease exceeds the 20% Buffer.

If the Russell 2000 Index has increased, then the Gain for the Term is equal to the lesser of:

1)	the percentage increase in the Index; or

2)	the Cap.

The Gain or Loss for the Term is illustrated below:

Percentage Change in Index for the Term	Gain or Loss for Term

Decrease of more than 20%	Loss equal to percentage decrease in Index over 20%

Decrease of 20% or less	No Gain or Loss

No increase or decrease	No Gain or Loss

Increase of less than Cap	Gain equal to percentage increase in Index

Increase equal to or greater than Cap	Gain equal to Cap

Gain or Loss before the End of a Term

Before the final Market Close of a Term the Gain or Loss for the Term is equal to the Daily Value Percentage.

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Daily Value Percentage

The Daily Value Percentage is equal to:

1)	the Net Option Price for the Strategy as of the most recent Market Close of the Term; minus

2)	the Residual Option Cost as of the most recent Market Close of the Term; and minus

3)	the Trading Cost.

Net Option Price

The Net Option Price as of a Market Close is a percentage equal to:

1)	the ATM Call Option price calculated for the Market Close; minus

2)	the OTM Call Option price calculated for the Market Close; and minus

3)	the OTM Put Option price calculated for the Market Close.

Residual Option Cost

The Residual Option Cost is a percentage equal to:

1)	the Net Option Price for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

Trading Cost

The Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term to the extent that such cost is not already reflected in the Option Prices. It is a percentage set by us from time to time to reflect the average difference between the Option Prices and market bid prices.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the Russell 2000 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Call Option

The OTM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the Russell 2000 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage increase exceeds the Cap for the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the Russell 2000 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer for the Term.

Option Prices

The ATM Call Option, OTM Call Option, and OTM Put Option prices are calculated by us using an option pricing model for valuing an option. The price of each option is stated as a percentage of the value of the Russell 2000 Index at the last Market Close on or before the first day of the Term.

Buffer

The Buffer is the decrease in the value of Russell 2000 Index for a Term that is disregarded when determining the Loss for the Term. The Buffer for each Term of this Strategy is 20%.

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Cap

The Cap is the largest increase in the Russell 2000 Index for a Term taken into account when determining the Gain for the Term. We will set the Cap for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Cap for amounts attributable to Purchase Payments received on different dates.

The Cap for each renewal Term of this Strategy for amounts attributable to a given Purchase Payment shall never be less than the Cap Control Minimum or greater than the Cap Control Maximum determined for such amounts. In any event, the Cap for each initial or renewal Term of this Strategy shall never be less than the minimum set out in the Endorsement Specifications.

Cap Control Minimum

The Cap Control Minimum is used to determine the lowest possible Cap for a renewal Term of this Strategy. We will set the Cap Control Minimum for amounts attributable to a given Purchase Payment before the first day of the initial Term to which such amounts are applied. We may set a different Cap Control Minimum for amounts attributable to Purchase Payments received on different dates.

Cap Control Maximum

The Cap Control Maximum is used to determine the highest possible Cap for a renewal Term of this Strategy. We will set the Cap Control Maximum for amounts attributable to a given Purchase Payment before the first day of the initial Term to which such amounts are applied. We may set a different Cap Control Maximum for amounts attributable to Purchase Payments received on different dates.

Merger of Crediting Strategies

At the end of the fifth Term, the Cap Control Minimum and Cap Control Maximum will no longer apply and this Strategy shall merge into and become a part of the Russell 2000 1-Year Indexed Strategy designated by the Company on a nondiscriminatory basis. Unless moved under the reallocation provision of the Contract, the value of this Strategy at the end of the fifth Term shall be applied to a new Term of such 1-Year Indexed Strategy.

Index Information

The Russell 2000® Index is designed to provide a measure of the small-cap segment of the US equity market. The value of the index excludes any dividends that may be paid by the firms that comprise the Index.

[MassMutual Ascend Life Insurance Company (“MassMutual Ascend”) products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the FTSE Russell Index (”the Index”) vest in the relevant LSE Group company which owns the Index. Russell® is a trade mark of the relevant LSE Group company and is used by any other LSE Group under license.

The Index is calculated by or on behalf of Frank Russell Company or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the MassMutual Ascend product(s). The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the MassMutual Ascend product(s) or the suitability of the Index for the purpose to which it is being put by MassMutual Ascend Life Insurance Company.]

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